UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 7)*

                           Wendy's International, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $.10 stated value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    950590109
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                              Brian L. Schorr, Esq.
                           Trian Fund Management, L.P.
                           280 Park Avenue, 41st Floor
                            New York, New York 10017
                                 (212) 451-3000
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                  July 30, 2007
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

      If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g),
check the following box [_].

      Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

      *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The Information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.: 950590109
1     NAMES OF REPORTING PERSONS

      Trian Fund Management, L.P.
--------------------------------------------------------------------------------
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 20-3454182
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)   [x]
                                                                    (b)   [_]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      OO
--------------------------------------------------------------------------------
5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEM 2(d) or 2(e)                                       [_]

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                   7     SOLE VOTING POWER

NUMBER OF                0
SHARES                   ------------------------
BENEFICIALLY       8     SHARED VOTING POWER
OWNED BY
EACH                     8,553,800
REPORTING                ------------------------
PERSON             9     SOLE DISPOSITIVE POWER

                         0
                         ------------------------
                   10    SHARED DISPOSITIVE POWER

                         8,553,800
                         ------------------------

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      8,553,800
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES                                                      [_]

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      9.8%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      PN
--------------------------------------------------------------------------------

CUSIP NO.: 950590109
1     NAMES OF REPORTING PERSONS

      Trian Fund Management GP, LLC
--------------------------------------------------------------------------------
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 20-3454087
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)   [x]
                                                                    (b)   [_]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      OO
--------------------------------------------------------------------------------
5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEM 2(d) or 2(e)                                       [_]

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                   7     SOLE VOTING POWER

NUMBER OF                0
SHARES                   ------------------------
BENEFICIALLY       8     SHARED VOTING POWER
OWNED BY
EACH                     8,553,800
REPORTING                ------------------------
PERSON             9     SOLE DISPOSITIVE POWER

                         0
                         ------------------------
                   10    SHARED DISPOSITIVE POWER

                         8,553,800
                         ------------------------

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      8,553,800
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES                                                      [_]

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      9.8%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      OO
--------------------------------------------------------------------------------

CUSIP NO.: 950590109
1     NAMES OF REPORTING PERSONS

      Trian Partners GP, L.P.
--------------------------------------------------------------------------------
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 20-3453775
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)   [x]
                                                                    (b)   [_]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      OO
--------------------------------------------------------------------------------
5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEM 2(d) or 2(e)                                       [_]

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                   7     SOLE VOTING POWER

NUMBER OF                0
SHARES                   ------------------------
BENEFICIALLY       8     SHARED VOTING POWER
OWNED BY
EACH                     4,220,004
REPORTING                ------------------------
PERSON             9     SOLE DISPOSITIVE POWER

                         0
                         ------------------------
                   10    SHARED DISPOSITIVE POWER

                         4,220,004
                         ------------------------

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,220,004
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES                                                      [_]

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      4.8%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      PN
--------------------------------------------------------------------------------

CUSIP NO.: 950590109
1     NAMES OF REPORTING PERSONS

      Trian Partners General Partner, LLC
--------------------------------------------------------------------------------
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 20-3453595
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)   [x]
                                                                    (b)   [_]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      OO
--------------------------------------------------------------------------------
5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEM 2(d) or 2(e)                                       [_]

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                   7     SOLE VOTING POWER

NUMBER OF                0
SHARES                   ------------------------
BENEFICIALLY       8     SHARED VOTING POWER
OWNED BY
EACH                     4,220,004
REPORTING                ------------------------
PERSON             9     SOLE DISPOSITIVE POWER

                         0
                         ------------------------
                   10    SHARED DISPOSITIVE POWER

                         4,220,004
                         ------------------------

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,220,004
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES                                                      [_]

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      4.8%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      OO
--------------------------------------------------------------------------------

CUSIP NO.: 950590109
1     NAMES OF REPORTING PERSONS

--------------------------------------------------------------------------------
      Trian Partners, L.P.
--------------------------------------------------------------------------------
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 20-3453988
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)   [x]
                                                                    (b)   [_]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      WC
--------------------------------------------------------------------------------
5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEM 2(d) or 2(e)                                       [_]

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                   7     SOLE VOTING POWER

NUMBER OF                0
SHARES                   ------------------------
BENEFICIALLY       8     SHARED VOTING POWER
OWNED BY
EACH                     952,519
REPORTING                ------------------------
PERSON             9     SOLE DISPOSITIVE POWER

                         0
                         ------------------------
                   10    SHARED DISPOSITIVE POWER

                         952,519
                         ------------------------

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      952,519
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES                                                      [_]

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      1.1%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      PN
--------------------------------------------------------------------------------

CUSIP NO.: 950590109
1     NAMES OF REPORTING PERSONS

      Trian Partners Master Fund, L.P.
--------------------------------------------------------------------------------
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 98-0468601
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)   [x]
                                                                    (b)   [_]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      WC
--------------------------------------------------------------------------------
5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEM 2(d) or 2(e)                                       [_]

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Cayman Islands
--------------------------------------------------------------------------------
                   7     SOLE VOTING POWER

NUMBER OF                0
SHARES                   ------------------------
BENEFICIALLY       8     SHARED VOTING POWER
OWNED BY
EACH                     3,261,527
REPORTING                ------------------------
PERSON             9     SOLE DISPOSITIVE POWER

                         0
                         ------------------------
                   10    SHARED DISPOSITIVE POWER

                         3,261,527
                         ------------------------

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,261,527
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES                                                      [_]

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      3.7%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      PN
--------------------------------------------------------------------------------

CUSIP NO.: 950590109
1     NAMES OF REPORTING PERSONS

      Trian Partners Master Fund (Non-ERISA), L.P.
--------------------------------------------------------------------------------
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 98-0471467
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)   [x]
                                                                    (b)   [_]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      WC
--------------------------------------------------------------------------------
5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEM 2(d) or 2(e)                                       [_]

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Cayman Islands
--------------------------------------------------------------------------------
                   7     SOLE VOTING POWER

NUMBER OF                0
SHARES                   ------------------------
BENEFICIALLY       8     SHARED VOTING POWER
OWNED BY
EACH                     5,958
REPORTING                ------------------------
PERSON             9     SOLE DISPOSITIVE POWER

                         0
                         ------------------------
                   10    SHARED DISPOSITIVE POWER

                         5,958
                         ------------------------

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      5,958
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES                                                      [_]

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0.0%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      PN
--------------------------------------------------------------------------------

CUSIP NO.: 950590109
1     NAMES OF REPORTING PERSONS

      Trian Partners Parallel Fund I, L.P.
--------------------------------------------------------------------------------
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 20-3694154
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)   [x]
                                                                    (b)   [_]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      WC
--------------------------------------------------------------------------------
5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEM 2(d) or 2(e)                                       [_]

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                   7     SOLE VOTING POWER

NUMBER OF                0
SHARES                   ------------------------
BENEFICIALLY       8     SHARED VOTING POWER
OWNED BY
EACH                     135,712
REPORTING                ------------------------
PERSON             9     SOLE DISPOSITIVE POWER

                         0
                         ------------------------
                   10    SHARED DISPOSITIVE POWER

                         135,712
                         ------------------------

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      135,712
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES                                                      [_]

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0.2%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      PN
--------------------------------------------------------------------------------

CUSIP NO.: 950590109
1     NAMES OF REPORTING PERSONS

      Trian Partners Parallel Fund I General Partner, LLC
--------------------------------------------------------------------------------
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 20-3694293
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)   [x]
                                                                    (b)   [_]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      OO
--------------------------------------------------------------------------------
5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEM 2(d) or 2(e)                                       [_]

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                   7     SOLE VOTING POWER

NUMBER OF                0
SHARES                   ------------------------
BENEFICIALLY       8     SHARED VOTING POWER
OWNED BY
EACH                     135,712
REPORTING                ------------------------
PERSON             9     SOLE DISPOSITIVE POWER

                         0
                         ------------------------
                   10    SHARED DISPOSITIVE POWER

                         135,712
                         ------------------------

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      135,712
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES                                                      [_]

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0.2%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      OO
--------------------------------------------------------------------------------

CUSIP NO.: 950590109
1     NAMES OF REPORTING PERSONS

      Trian Partners Parallel Fund II, L.P.
--------------------------------------------------------------------------------
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 87-0763105
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)   [x]
                                                                    (b)   [_]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      WC
--------------------------------------------------------------------------------
5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                                    [_]

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                   7     SOLE VOTING POWER

NUMBER OF                0
SHARES                   ------------------------
BENEFICIALLY       8     SHARED VOTING POWER
OWNED BY
EACH                     30,751
REPORTING                ------------------------
PERSON             9     SOLE DISPOSITIVE POWER

                         0
                         ------------------------
                   10    SHARED DISPOSITIVE POWER

                         30,751
                         ------------------------

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      30,751
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES                                                      [_]

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0.0%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      PN
--------------------------------------------------------------------------------

CUSIP NO.: 950590109
1     NAMES OF REPORTING PERSONS

      Trian Partners Parallel Fund II GP, L.P.
--------------------------------------------------------------------------------
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 87-0763102
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)   [x]
                                                                    (b)   [_]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      OO
--------------------------------------------------------------------------------
5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                                    [_]

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                   7     SOLE VOTING POWER

NUMBER OF                0
SHARES                   ------------------------
BENEFICIALLY       8     SHARED VOTING POWER
OWNED BY
EACH                     30,751
REPORTING                ------------------------
PERSON             9     SOLE DISPOSITIVE POWER

                         0
                         ------------------------
                   10    SHARED DISPOSITIVE POWER

                         30,751
                         ------------------------

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      30,751
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES                                                      [_]

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0.0%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      PN

CUSIP NO.: 950590109
1     NAMES OF REPORTING PERSONS

      Trian Partners Parallel Fund II General Partner, LLC
--------------------------------------------------------------------------------
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 87-0763099
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)   [x]
                                                                    (b)   [_]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      OO
--------------------------------------------------------------------------------
5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                                    [_]

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                   7     SOLE VOTING POWER

NUMBER OF                0
SHARES                   ------------------------
BENEFICIALLY       8     SHARED VOTING POWER
OWNED BY
EACH                     30,751
REPORTING                ------------------------
PERSON             9     SOLE DISPOSITIVE POWER

                         0
                         ------------------------
                   10    SHARED DISPOSITIVE POWER

                         30,751
                         ------------------------

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      30,751
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES                                                      [_]

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0.0%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      OO

CUSIP NO.: 950590109
1     NAMES OF REPORTING PERSONS

      Triarc Companies, Inc.
--------------------------------------------------------------------------------
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 38-0471180
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)   [x]
                                                                    (b)   [_]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS


--------------------------------------------------------------------------------
5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEM 2(d) or 2(e)                                       [_]

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                   7     SOLE VOTING POWER

NUMBER OF                0
SHARES                   ------------------------
BENEFICIALLY       8     SHARED VOTING POWER
OWNED BY
EACH                     0
REPORTING                ------------------------
PERSON             9     SOLE DISPOSITIVE POWER

                         0
                         ------------------------
                   10    SHARED DISPOSITIVE POWER

                         0
                         ------------------------

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES                                                      [_]

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      CO
--------------------------------------------------------------------------------

CUSIP NO.: 950590109
1     NAMES OF REPORTING PERSONS

      Nelson Peltz
--------------------------------------------------------------------------------
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: ###-##-####
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)   [x]
                                                                    (b)   [_]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      OO
--------------------------------------------------------------------------------
5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEM 2(d) or 2(e)                                       [_]

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      USA
--------------------------------------------------------------------------------
                   7     SOLE VOTING POWER

NUMBER OF                0
SHARES                   ------------------------
BENEFICIALLY       8     SHARED VOTING POWER
OWNED BY
EACH                     8,553,800
REPORTING                ------------------------
PERSON             9     SOLE DISPOSITIVE POWER

                         0
                         ------------------------
                   10    SHARED DISPOSITIVE POWER

                         8,553,800
                         ------------------------

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      8,553,800
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES                                                      [_]

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      9.8%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      IN
--------------------------------------------------------------------------------

CUSIP NO.: 950590109
1     NAMES OF REPORTING PERSONS

      Peter W. May
--------------------------------------------------------------------------------
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: ###-##-####
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)   [x]
                                                                    (b)   [_]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      OO
--------------------------------------------------------------------------------
5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEM 2(d) or 2(e)                                       [_]

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      USA
--------------------------------------------------------------------------------
                   7     SOLE VOTING POWER

NUMBER OF                0
SHARES                   ------------------------
BENEFICIALLY       8     SHARED VOTING POWER
OWNED BY
EACH                     8,553,800
REPORTING                ------------------------
PERSON             9     SOLE DISPOSITIVE POWER

                         0
                         ------------------------
                   10    SHARED DISPOSITIVE POWER

                         8,553,800
                         ------------------------

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      8,553,800
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES                                                      [_]

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      9.8%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      IN
--------------------------------------------------------------------------------

CUSIP NO.: 950590109
1     NAMES OF REPORTING PERSONS

      Edward P. Garden
--------------------------------------------------------------------------------
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: ###-##-####
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)   [x]
                                                                    (b)   [_]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      OO
--------------------------------------------------------------------------------
5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEM 2(d) or 2(e)                                       [_]

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      USA
--------------------------------------------------------------------------------
                   7     SOLE VOTING POWER

NUMBER OF                0
SHARES                   ------------------------
BENEFICIALLY       8     SHARED VOTING POWER
OWNED BY
EACH                     8,553,800
REPORTING                ------------------------
PERSON             9     SOLE DISPOSITIVE POWER

                         0
                         ------------------------
                   10    SHARED DISPOSITIVE POWER

                         8,553,800
                         ------------------------

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      8,553,800
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES                                                      [_]

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      9.8%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      IN

CUSIP NO.: 950590109
1     NAMES OF REPORTING PERSONS

      Castlerigg Master Investments Ltd.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)   [x]
                                                                    (b)   [_]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      WC
--------------------------------------------------------------------------------
5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEM 2(d) or 2(e)                                       [_]

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      British Virgin Islands
--------------------------------------------------------------------------------
                   7     SOLE VOTING POWER

NUMBER OF                0
SHARES                   ------------------------
BENEFICIALLY       8     SHARED VOTING POWER
OWNED BY
EACH                     3,916,013
REPORTING                ------------------------
PERSON             9     SOLE DISPOSITIVE POWER

                         0
                         ------------------------
                   10    SHARED DISPOSITIVE POWER

                         3,916,013
                         ------------------------

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,916,013
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES                                                      [_]

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      4.5%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      CO

CUSIP NO.: 950590109
1     NAMES OF REPORTING PERSONS

      Sandell Asset Management Corp.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)   [x]
                                                                    (b)   [_]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      AF
--------------------------------------------------------------------------------
5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                                    [_]

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Cayman Islands
--------------------------------------------------------------------------------
                   7     SOLE VOTING POWER

NUMBER OF                0
SHARES                   ------------------------
BENEFICIALLY       8     SHARED VOTING POWER
OWNED BY
EACH                     3,916,013
REPORTING                ------------------------
PERSON             9     SOLE DISPOSITIVE POWER

                         0
                         ------------------------
                   10    SHARED DISPOSITIVE POWER

                         3,916,013
                         ------------------------

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,916,013
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES                                                      [_]

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      4.5%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      CO
--------------------------------------------------------------------------------

CUSIP NO.: 950590109
1     NAMES OF REPORTING PERSONS

      Castlerigg International Limited
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)   [x]
                                                                    (b)   [_]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      AF
--------------------------------------------------------------------------------
5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                                    [_]

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      British Virgin Islands
--------------------------------------------------------------------------------
                   7     SOLE VOTING POWER

NUMBER OF                0
SHARES                   ------------------------
BENEFICIALLY       8     SHARED VOTING POWER
OWNED BY
EACH                     3,916,013
REPORTING                ------------------------
PERSON             9     SOLE DISPOSITIVE POWER

                         0
                         ------------------------
                   10    SHARED DISPOSITIVE POWER

                         3,916,013
                         ------------------------

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,916,013
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES                                                      [_]

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      4.5%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      CO
--------------------------------------------------------------------------------

[PG NUMBER]

CUSIP NO.: 950590109
1     NAMES OF REPORTING PERSONS

      Castlerigg International Holdings Limited
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)   [x]
                                                                    (b)   [_]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      AF
--------------------------------------------------------------------------------
5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                                    [_]

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      British Virgin Islands
--------------------------------------------------------------------------------
                   7     SOLE VOTING POWER

NUMBER OF                0
SHARES                   ------------------------
BENEFICIALLY       8     SHARED VOTING POWER
OWNED BY
EACH                     3,916,013
REPORTING                ------------------------
PERSON             9     SOLE DISPOSITIVE POWER

                         0
                         ------------------------
                   10    SHARED DISPOSITIVE POWER

                         3,916,013
                         ------------------------

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,916,013
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES                                                      [_]

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      4.5%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      CO
--------------------------------------------------------------------------------

CUSIP NO.: 950590109
1     NAMES OF REPORTING PERSONS

      Thomas E. Sandell
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)   [x]
                                                                    (b)   [_]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      AF
--------------------------------------------------------------------------------
5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)
                                                                          [_]

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Sweden
--------------------------------------------------------------------------------
                   7     SOLE VOTING POWER

NUMBER OF                0
SHARES                   ------------------------
BENEFICIALLY       8     SHARED VOTING POWER
OWNED BY
EACH                     3,916,013
REPORTING                ------------------------
PERSON             9     SOLE DISPOSITIVE POWER

                         0
                         ------------------------
                   10    SHARED DISPOSITIVE POWER

                         3,916,013
                         ------------------------

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,916,013
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES                                                      [_]

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      4.5%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      IN
--------------------------------------------------------------------------------

                             INTRODUCTORY STATEMENT

This Amendment No. 7 (this "Amendment") relates to the Schedule 13D filed on behalf of Trian Partners GP, L.P., a Delaware limited partnership ("Trian GP"), Trian Partners General Partner, LLC, a Delaware limited liability company ("Trian GP LLC"), Trian Partners, L.P., a Delaware limited partnership ("Trian Onshore"), Trian Partners Master Fund, L.P., a Cayman Islands limited partnership ("Trian Offshore"), Trian Partners Master Fund (Non-ERISA), L.P., a Cayman Islands limited partnership ("Trian Offshore (Non-ERISA)"), Trian Partners Parallel Fund I, L.P., a Delaware limited partnership ("Parallel Fund"), Trian Partners Parallel Fund I General Partner, LLC, a Delaware limited liability company ("Parallel Fund GP"), Trian Partners Parallel Fund II, L.P., a Delaware limited partnership ("Parallel Fund II"), Trian Partners Parallel Fund II GP, L.P., a Delaware limited partnership ("Parallel Fund II GP"), Trian Partners Parallel Fund II General Partner, LLC, a Delaware limited liability company ("Parallel Fund II GP LLC"), Trian Fund Management, L.P., a Delaware limited partnership ("Trian Management"), Trian Fund Management GP, LLC, a Delaware limited liability company ("Trian Management GP", and together with the foregoing, the "Trian Entities" or "Trian"), Triarc Companies, Inc., a Delaware corporation ("Triarc"), Nelson Peltz, a citizen of the United States of America, Peter W. May, a citizen of the United States of America, Edward P. Garden, a citizen of the United States of America (the Trian Entities, Triarc and Messrs. Peltz, May and Garden are sometimes hereinafter referred to collectively as the "Trian Filing Persons"), Castlerigg Master Investments Ltd. ("CMI"), Sandell Asset Management Corp. ("SAMC"), Castlerigg International Limited ("CIL"), Castlerigg International Holdings Limited ("CIHL") and Thomas E. Sandell ("Sandell", and collectively with CMI, SAMC, CIL and CIHL, the "Sandell Filing Persons" and, together with the Trian Filing Persons, the "Filing Persons"), with the Securities and Exchange Commission on December 13, 2005 (as amended by Amendment No. 1 to Schedule 13D filed by the Filing Persons with the Securities and Exchange Commission on January 17, 2006, Amendment No. 2 to Schedule 13D filed by the Filing Persons with the Securities and Exchange Commission on March 3, 2006, Amendment No. 3 to Schedule 13D filed by the Filing Persons with the Securities and Exchange Commission on April 28, 2006, Amendment No. 4 to
Schedule 13D filed by the Filing Persons with the Securities and Exchange Commission on May 31, 2006, Amendment No. 5 to Schedule 13D filed by the Filing Persons with the Securities and Exchange Commission on December 4, 2006, and Amendment No. 6 to Schedule 13D filed by the Filing Persons with the Securities and Exchange Commission on July 3, 2007, the "Schedule 13D"), relating to the Common Shares, $.10 stated value (the "Shares"), of Wendy's International, Inc., an Ohio corporation (the "Issuer" or "Wendy's"). Each capitalized term used but not defined herein has the meaning ascribed to such term in the Schedule 13D.

Items 4 and 7 of the Schedule 13D are hereby amended and supplemented as follows:

Item 4.  Purpose of Transaction.

      As previously disclosed, on June 22, 2007, in connection with the Issuer's sale process, Triarc Companies, Inc., the franchisor of the Arby's restaurant system ("Triarc"), received a draft confidentiality agreement from representatives of the Special Committee of the Board of Directors of the Issuer (the "Special Committee") pursuant to which the Issuer would provide confidential information to Triarc so that Triarc can consider and evaluate a possible transaction with the Issuer. The confidentiality agreement contained several clauses that Triarc objected to either because Triarc believed they were not consistent with market practice or for other reasons. Despite Triarc's repeated efforts to compromise over the last month on the terms of the proposed confidentiality agreement, the Special Committee and Triarc have not been able to reach agreement on several significant provisions of the confidentiality agreement.

      Triarc expressed its concerns that the Special Committee's desire to offer staple financing as part of its sale process and the provisions of the confidentiality agreement relating to the staple financing do not give Triarc the necessary flexibility to improve upon the terms of the staple financing and thereby allow a synergistic buyer such as Triarc to maximize the consideration it could offer to Issuer's shareholders. Triarc believes that these provisions, together with the Special Committee's insistence that Triarc accept unlimited liability should any actions by Triarc or its advisors be in any way "detrimental" to the staple financing, effectively promote acceptance of the Issuer's staple financing as a de facto condition to participating in the sale process.

      The Special Committee has also sought to restrict Triarc's ability to share due diligence information and discuss a transaction with equity financing sources, as well as potential debt financing sources that either are not traditional institutional lenders or are traditional institutional lenders that own five percent or more of the Issuer's outstanding stock. The Special Committee has also maintained that it should have the ability to unreasonably withhold its consent if Triarc seeks the Special Committee's approval to provide due diligence information and discuss financing the transaction with other stockholders of the Company subject to an appropriate non-disclosure agreement. Triarc believes these restrictions unreasonably limit its ability to expand its financing to financial services firms, diversified financial companies and other non-traditional institutional lenders.

      Additionally, the Special Committee has insisted that Trian agree not to exercise until December 1, 2007 certain rights of first refusal and first offer, as well as voting rights, it has with respect to the Issuer shares owned by the Sandell Filing Persons. Such rights are contained in Trian's agreements with the Sandell Filing Persons which were filed as exhibits to this Schedule 13D on December 13, 2005, April 28, 2006 and December 4, 2006, respectively. The Filing Persons note that under the terms of the agreement entered into with the Issuer in March 2006 and which expired one month ago, while the Filing Persons were subject to various standstill provisions prohibiting certain actions, at no time during this 16-month period was Trian restricted from exercising these kinds of purchase or voting rights. Accordingly, Trian believes that it should not be required to forego these already existing rights in order for Triarc to be permitted access to due diligence information.

      Finally, the Special Committee has refused to include in the confidentiality agreement a "most favored nations" provision pursuant to which the Issuer would agree not to enter into any agreements or arrangements with other bidders that are more favorable than the terms agreed with Triarc. Trian and Triarc both believe that such a provision would be entirely consistent with the conduct of a sale process that is designed to treat all bidders equally in order to achieve the best possible transaction for all shareholders.

      As one of the Issuer's largest shareholders, Trian believes that the Special Committee should be structuring its sale process so that a natural, strategic buyer such as Triarc is encouraged to submit a bid that will deliver full value to shareholders. Trian believes that the Special Committee's negotiation stance in the context of its confidentiality requirements is not in the best interest of shareholders. The effect of the Special Committee's conduct has been to delay Triarc's access to the information it will need to participate in the sale process, thereby putting it at a disadvantage to other potential bidders. Moreover, Trian believes that Triarc should be given every opportunity to optimize the financing structure for any proposal it may make to acquire the Issuer and should not be required to accept a financing structure dictated by the Special Committee if alternative structures with the Issuer's cooperation would allow a strategic bidder such as Triarc to deliver increased value to all shareholders. In seeking and negotiating such alternative structures, Trian believes that Triarc should not be unreasonably exposed to the risk of liability to the Issuer should an alternative structure somehow in any way, no matter how insignificant, be "detrimental" to the Special Committee's proposed structure.

      On July 30, 2007, Trian and Triarc sent a letter to the Issuer expressing the concerns they have with the confidentiality agreement proposed by the Special Committee. A copy of the letter is filed as Exhibit 14 to this Schedule 13D. The letter also stated that Triarc presently anticipates that it would be prepared to offer consideration in the range of $37.00 to $41.00 per share to the Issuer's shareholders. This represents a premium of 10% to 22% over last Friday's closing price for the Issuer's stock and a premium of 15% to 28% over the closing price of the Issuer's stock on April 24, 2007, the day before the Issuer announced the formation of the Special Committee. Such indication of value is subject to the completion of satisfactory due diligence, the negotiation of a definitive transaction agreement, clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and Issuer board and shareholder approval, among other customary conditions. The letter also stated that depending on the results of its due diligence, Triarc may be prepared to increase its valuation. The letter also states that Triarc will send to the Issuer under separate cover a form of confidentiality agreement that Triarc and Trian would be willing to sign in order to gain access to due diligence information. In the letter, Trian and Triarc asked the Special Committee to execute that form of confidentiality agreement by no later than 5:00 p.m. on August 1, 2007. The letter states that if Triarc and Trian "do not receive a favorable response by then, [Triarc and Trian] wish the Special Committee well in its effort to conduct an auction that will generate the best transaction for all Wendy's shareholders. We will, however, continue to review and evaluate our alternatives with respect to Wendy's and will continue to contact and discuss with other shareholders our views regarding Wendy's, the conduct of the Special Committee and possible strategies to maximize shareholder value."

      Triarc is considering its alternatives with respect to the Issuer's sale process and the other Filing Persons are considering their alternatives with respect to their investment in the Issuer. Triarc and the other Filing Persons intend to contact and discuss with other shareholders of the Issuer their respective views regarding their investment in the Issuer, the conduct of the Special Committee and possible strategies to maximize shareholder value. Such strategies could include, among other possibilities, shareholder participation in a bid by Triarc to acquire the Issuer either through the Issuer's sale process or otherwise. The Filing Persons may also seek to effect a plan or proposal related to (a) an acquisition of additional securities of the Issuer;
(b) an extraordinary corporate transaction, such as a merger or acquisition involving the Issuer and its subsidiaries; (c) a sale or transfer of a material amount of assets of the Issuer or of any of its subsidiaries; (d) a change in the present board of directors or management of the Issuer, including a plan or proposal to change the number or term of directors or to fill any existing vacancies on the board; (e) a material change in the present capitalization or dividend policy of the Issuer; (f) any other material change in the Issuer's business or corporate structure; (g) changes in the Issuer's charter, bylaws or instruments corresponding thereto or other actions which may impede the acquisition of control of the Issuer; (h) the causing of a class of securities of the Issuer to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association; (i) a class of equity securities of the issuer becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act; or (j) any action similar to the foregoing. The Filing Persons may decide to implement the foregoing either through participation in the Issuer's formal sale process or otherwise. Although the Filing Persons are actively exploring their options with respect to each of the foregoing, there can be no assurance that Triarc or the other Filing Persons will seek to implement any one or more of the foregoing.

      The Filing Persons other than Triarc intend to review their investment in the Issuer on a continuing basis. Depending on various factors including, without limitation, the outcome of the sale process, the Issuer's financial position, results and strategic direction, price levels of the Shares, conditions in the securities and credit markets and general economic and industry conditions, the Filing Persons other than Triarc may in addition to the foregoing take such actions with respect to their investment in the Issuer as they deem appropriate including, but not limited to, selling or transferring some or all of their Issuer Securities, or communicating with the Issuer and other investors.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

14. Letter from Triarc and Trian Management to Issuer, dated July 30, 2007.

                                    SIGNATURE

      After reasonable inquiry and to the best of each of the undersigned's knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


                            TRIAN PARTNERS GP, L.P.


                            By: /s/ Edward P. Garden
                               -------------------------------------------------
                            Name: Edward P. Garden
                            Title: Member



                            TRIAN PARTNERS GENERAL PARTNER, LLC


                            By: /s/ Edward P. Garden
                               -------------------------------------------------
                            Name: Edward P. Garden
                            Title: Member



                            TRIAN PARTNERS, L.P.

                            By: Trian Partners GP, L.P., its general partner

                            By: Trian Partners General Partner, LLC, its general partner


                            By: /s/ Edward P. Garden
                               -------------------------------------------------
                            Name: Edward P. Garden
                            Title: Member



                            TRIAN PARTNERS MASTER FUND, L.P.

                            By: Trian Partners GP, L.P., its general partner

                            By: Trian Partners General Partner, LLC, its general
                                partner


                            By: /s/ Edward P. Garden
                               -------------------------------------------------
                            Name: Edward P. Garden
                            Title: Member



                            TRIAN PARTNERS MASTER FUND (NON-ERISA), L.P.

                            By: Trian Partners GP, L.P., its general partner

                            By: Trian Partners General Partner, LLC, its general
                                partner

                            By: /s/ Edward P. Garden
                               -------------------------------------------------





              [Signature Page of Amendment No. 7 of Schedule 13D -
                          Wendy's International, Inc.]

                            Name: Edward P. Garden
                            Title: Member



                            TRIAN PARTNERS PARALLEL FUND I, L.P.

                            By: Trian Partners Parallel Fund I General Partner LLC, its general partner


                            By: /s/ Edward P. Garden
                               -------------------------------------------------
                            Name: Edward P. Garden
                            Title: Member



                            TRIAN PARTNERS PARALLEL FUND I GENERAL PARTNER, LLC


                            By: /s/ Edward P. Garden
                               -------------------------------------------------
                            Name: Edward P. Garden
                            Title: Member



                            TRIAN PARTNERS PARALLEL FUND II, L.P.

                            By: Trian Partners Parallel Fund II GP, L.P., its general partner

                            By: Trian Partners Parallel Fund II General Partner, LLC, its general partner


                            By: /s/ Edward P. Garden
                               -------------------------------------------------
                            Name: Edward P. Garden
                            Title: Member



                            TRIAN PARTNERS PARALLEL FUND II GP, L.P.

                            By: Trian Partners Parallel Fund II General Partner, LLC, its general partner


                            By: /s/ Edward P. Garden
                               -------------------------------------------------
                            Name: Edward P. Garden
                            Title: Member



                            TRIAN PARTNERS PARALLEL FUND II GENERAL PARTNER, LLC


                            By: /s/ Edward P. Garden
                               -------------------------------------------------
                            Name: Edward P. Garden
                            Title: Member



              [Signature Page of Amendment No. 7 of Schedule 13D -
                          Wendy's International, Inc.]

                            TRIAN FUND MANAGEMENT, L.P.

                            By: Trian Fund Management GP, LLC, its general
                            partner


                            By: /s/ Edward P. Garden
                               -------------------------------------------------
                            Name: Edward P. Garden
                            Title: Member



                            Trian Fund Management GP, LLC


                            By: /s/ Edward P. Garden
                               -------------------------------------------------
                            Name: Edward P. Garden
                            Title: Member



                            /s/ Nelson Peltz
                            ----------------------------------------------------
                            NELSON PELTZ



                            /s/ Peter W. May
                            ----------------------------------------------------
                            PETER W. MAY



                            /s/ Edward P. Garden
                            ----------------------------------------------------
                            EDWARD P. GARDEN



              [Signature Page of Amendment No. 7 of Schedule 13D -
                          Wendy's International, Inc.]

                            CASTLERIGG MASTER INVESTMENTS LTD.

                            BY: SANDELL ASSET MANAGEMENT CORP., its investment manager


                            By: /s/ Thomas E. Sandell
                               -------------------------------------------------
                            Name: Thomas E. Sandell
                            Title: Chief Executive Officer



                            SANDELL ASSET MANAGEMENT CORP.


                            By: /s/ Thomas E. Sandell
                               -------------------------------------------------
                            Name: Thomas E. Sandell
                            Title: Chief Executive Officer



                            CASTLERIGG INTERNATIONAL LIMITED

                            BY: SANDELL ASSET MANAGEMENT CORP., its investment manager


                            By: /s/ Thomas E. Sandell
                               -------------------------------------------------
                            Name: Thomas E. Sandell
                            Title: Chief Executive Officer



                            CASTLERIGG INTERNATIONAL HOLDINGS LIMITED

                            BY: SANDELL ASSET MANAGEMENT CORP., its investment manager


                            By: /s/ Thomas E. Sandell
                               -------------------------------------------------
                            Name: Thomas E. Sandell
                            Title: Chief Executive Officer



                            /s/ Thomas E. Sandell
                            ----------------------------------------------------
                            THOMAS E. SANDELL



              [Signature Page of Amendment No. 7 of Schedule 13D -
                          Wendy's International, Inc.]

                            TRIARC COMPANIES, INC.


                            By: /s/ Stuart I. Rosen
                               -------------------------------------------------
                            Name: Stuart I. Rosen
                            Title: Senior Vice President and General Counsel


Dated: July 30, 2007

              [Signature Page of Amendment No. 7 of Schedule 13D -
                          Wendy's International, Inc.]